UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2010

BMP SUNSTONE CORPORATION

(Exact name of registrant specified in its charter)

Delaware	001-32980	20-0434726
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania	19462
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (610) 940-1675

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Increase in Compensation to Corporate Vice President

On January 28, 2010, as a result of significantly expanded operational responsibilities, the Compensation Committee of the Board of Directors of BMP Sunstone Corporation (the “Company”) approved an increase in cash and equity compensation of Yanping Zhao, the Company’s Corporate Vice President. Ms. Zhao will have a greater role in assisting Mr. Zhijun Tong, the General Manager of Sunstone (Tangshan) Pharmaceutical Co., Ltd., and Mr. David Gao, the General Manager of Beijing Wanwei Pharmaceutical Co., Ltd., in the operations of those respective companies, each of which is a wholly-owned subsidiary of the Company. Ms. Zhao’s annual salary was increased from $240,000 to $300,000 and Ms. Zhao was granted options to purchase 100,000 shares of the Company’s common stock at a price of $5.42 per share. 25% of the options vest on January 28, 2011, and 1/36th of the options vest on the first of every month thereafter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BMP SUNSTONE CORPORATION

Date: February 1, 2010	By:	/s/ FRED M. POWELL
	Name:	Fred M. Powell
	Title:	Chief Financial Officer